Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-271272 and No. 333-268403), of our auditor’s report dated March 30, 2023 with respect to the consolidated financial statements of Rumble Inc. and its subsidiaries as at December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, as included in this Annual Report on Form 10-K of Rumble Inc., as filed with the United States Securities and Exchange Commission.

Chartered Professional Accountants
Licensed Public Accountants

March 27, 2024

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894